Third Amendment
                                       To
             Fund Accounting and Compliance Administration Agreement

This Third Amendment to Fund Accounting And Compliance Administration Agreement ("Third Amendment"), made, entered and effective this 30th day of November, 2004, by and between PMFM Investment Trust, a Delaware statutory trust (the "Trust"), and The Nottingham Management Company d/b/a The Nottingham Company, a North Carolina corporation (the "Administrator").

WHEREAS, pursuant to that certain Fund Accounting and Compliance Administration Agreement ("Agreement") dated June 20, 2003 and amended on December 3, 2003 and August 18, 2004, between the Trust and the Administrator, the Trust retained the Administrator to provide certain administrative and compliance services to the Trust in the manner and on the terms set forth therein; and

WHEREAS, the Trust and the Administrator wish to revise Schedule 1 to the Agreement to add a new series of the Trust to the Agreement and to reflect the change in name of the PMFM Moderate Portfolio Trust.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Third Amendment and intending to be legally bound, the Trust and the Administrator agree as follows:

        1. Modification to Schedule 1. Schedule 1 to the Agreement is hereby modified and amended by adding "PMFM Core Advantage Portfolio Trust," a new series of the Trust, to Schedule 1 and by reflecting the change in name of the PMFM Moderate Portfolio Trust to the "PMFM Tactical Preservation Portfolio Trust."

        2. Other. Except as expressly modified or amended herein, all other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly signed as of the day and year first above written.


Trust:

PMFM INVESTMENT TRUST


By:   /s/ Donald L. Beasley
     ___________________________
Name:   Donald L. Beasley
Title:  Chairman



Administrator:

THE NOTTINGHAM MANAGEMENT COMPANY
D/B/A THE NOTTINGHAM COMPANY

By:   /s/ C. Frank Watson III
     ____________________________
Name:   C. Frank Watson III
Title:  President